EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. ANNOUNCES THE ACQUISITION OF TRI-ED

•	Creates a leading global security distributor across video, access control, intrusion detection and fire/ life safety product categories

•	Accelerates Anixter’s strategic security growth initiative, significantly advancing our existing capabilities and footprint

•	Expected to be accretive to EPS in the first year post-closing

GLENVIEW, IL, (Business Wire) August 11, 2014 - Anixter International Inc. (NYSE: AXE) today announced that it has entered into a definitive agreement to acquire Tri-Ed, a leading independent distributor of security and low-voltage technology products from Audax Group (“Audax”) for a purchase price of $420 million. The acquisition is expected to be accretive to earnings in the first full year of operation, exclusive of transaction and one-time integration expenses.

Headquartered in Woodbury, NY, Tri-Ed serves four major segments of the security business including video, access control, intrusion detection and fire/life safety, and provides approximately 110,000 products to over 20,000 active dealer and integrator customers. The company employs over 600 people across 63 locations in the US and Canada. The company’s multi-channel distribution strategy integrates branches, technical sales centers and an e-commerce platform. Tri-Ed generated approximately $570 million in sales and $36 million in adjusted EBITDA over the trailing twelve months ending June 30, 2014.

Bob Eck, Anixter’s President and CEO, stated, “The acquisition of Tri-Ed is a strategic opportunity for Anixter and our security business, consistent with our vision to create a leading global security platform and to accelerate profitable revenue growth. Through expanding our offering into highly complementary product lines, our customers will benefit from a broader set of products and solutions in the areas of video, access control, fire/life safety, and intrusion detection. As well, the combination brings Anixter’s expertise in IP video surveillance to Tri-Ed’s customers. In addition, this transaction provides access to the residential construction end market at an attractive point in the recovery cycle as well as to a community of security integrators and dealers not currently serviced by Anixter. We look forward to having the Tri-Ed team join the Anixter family when the transaction closes. Together we will be able to offer even better service and broader security solutions to our respective customers as well as substantial long term growth and value-creation for all Anixter stakeholders.”

Pat Comunale, Tri-Ed’s President and CEO, stated, “We have great respect for Anixter and are excited about the opportunities that this combination will create for our people and our business. We look forward to building on our long-standing supplier partnerships and customer relationships to create an even stronger security platform.”

Ted Dosch, Anixter’s Executive Vice President of Finance and CFO, stated, “Consistent with our stated priorities for capital allocation, the Tri-Ed acquisition accelerates the pace of growth in our security business, which is one of our strategic growth initiatives. We expect our strong cash flow generation will enable us to return to our target debt-to-capital range within 12 months, providing us with the continued financial flexibility that is a hallmark of our financial strategy.“

Subject to regulatory approval and certain customary closing conditions, this transaction is expected to close near the end of the third quarter of 2014 and will be financed using available cash and borrowings under a new term loan that is expected to be entered into prior to closing. The majority of transaction and integration costs will be incurred in fiscal years 2014 and 2015.

Greenhill & Co. served as financial advisor, Skadden Arps served as legal counsel, and KPMG served as accounting advisor to Anixter on the transaction.

Conference Call

We will host a conference call Monday, August 11 at 10:30 a.m. CT (11:30 a.m. ET) to discuss the acquisition. The dial in number for the call is (888) 468-2440 and the passcode is 6155312. The call also will be available as a live audio webcast and can be accessed through Anixter’s website at Anixter.com/investor.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 450,000 products and $1 billion in inventory 3) approximately 210 warehouses with 7 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE. To learn more about the company, please visit Anixter.com.

About Tri-Ed

Established in 1982, and headquartered in Woodbury, NY, Tri-Ed is North America’s largest independent security distributor. Tri-Ed serves all four major segments of the security market including video, access control, intrusion detection and fire/life safety, and provides approximately 110,000 products to a fragmented base of over 20,000 active dealer and security integrator customers. The company employs over 600 people across 63 locations in the US and Canada.

About Audax
Audax Group was founded in 1999 by Geoff Rehnert and Marc Wolpow with the vision of building an investment platform to provide capital for middle market companies.  Today, Audax Group manages more than $5.0 billion of assets across its private equity, mezzanine debt, and private senior debt businesses.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

This release includes certain financial measures computed using non-GAAP components as defined by the SEC. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures may not be comparable to similarly titled amounts reported by other companies. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

Investor Contacts

Ted Dosch
Executive Vice President and CFO
(224) 521-4281

Lisa Micou Meers, CFA
VP - Investor Relations
(224) 521-8895

Media Contact

Dawn Marks
VP - Communications
(224) 521-8484